Exhibit 99.1

NEWS RELEASE

Contact:

Alliance HealthCare Services

Howard Aihara

Executive Vice President

Chief Financial Officer

(949) 242-5300

ALLIANCE HEALTHCARE SERVICES REPORTS FOURTH QUARTER

AND FULL YEAR 2012 RESULTS;

PROVIDES FULL YEAR 2013 FINANCIAL GUIDANCE

COMPANY CONTINUES TO ORGANICALLY GROW ADJUSTED EBITDA AND GENERATE

SIGNIFICANT CASH FLOW

NEWPORT BEACH, CA—March 13, 2013–Alliance HealthCare Services, Inc. (NASDAQ:AIQ) (the “Company” or “Alliance”), a leading national provider of outpatient diagnostic imaging and radiation therapy services, announced results for the fourth quarter and full year ended December 31, 2012 and provided guidance for full year 2013.

Full Year 2012 Highlights

•

Full year 2012 Adjusted EBITDA increased 3.4% to $154.4 million from $149.3 million in 2011; excluding the sale/leaseback transaction completed in November 2012, which decreased Adjusted EBITDA by $1.3 million, full year 2012 Adjusted EBITDA would have increased 4.3% to $155.7 million compared to $149.3 million in 2011

•	Company made a $75 million voluntary term loan payment, reducing total leverage to 3.89x at year-end

•

The decrease in total debt for 2012, net of the change in cash and cash equivalents, totaled $53.8 million in 2012, excluding proceeds related to the sale/leaseback transaction, which exceeded the guidance range of $45 to $50 million

•	Cost saving initiatives generated $36 million in annualized savings since August 2011, surpassing the initial goal of $20-$25 million

•	Reverse stock split in December afforded the opportunity to switch stock exchange listing to the NASDAQ Global Market in February 2013

Fourth Quarter and Full Year 2012 Financial Results

Larry C. Buckelew, Chairman of the Board and Chief Executive Officer explained, “Our solid operating results for 2012 are due to the hard work of our dedicated team members and the successful implementation of Project Phoenix, the cost savings plan that we introduced in August 2011. Our corporate culture is increasingly focused on continuously driving operational efficiency, and has generated $36 million in annualized savings since inception. I am pleased to report that these cost savings improvements and enhanced efficiency have translated into year-over-year Adjusted EBITDA growth.”

Alliance HealthCare Services

Press Release

March 13, 2013

Buckelew added, “In an effort to realize our long-term vision of being the indispensable partner of choice to hospital partners, we strategically pruned our customer base, consciously removing some revenue that will have a near-term impact in order to enhance the long-term value proposition that will lead to higher renewal rates and deeper relationships with our most valued customers. In addition, our strong cash generation allowed us to amend our term loan and we are now well positioned to execute our long-term strategy to achieve sustainable growth and profitability.”

Revenue for the fourth quarter of 2012 was $114.8 million compared to $120.7 million in the fourth quarter of 2011. This $5.9 million decline in revenue was almost entirely driven by the strategic pruning of our customer base. For full year 2012, revenue decreased 4.3% to $472.3 million from $493.7 million in 2011. Full year 2012 revenue decreased compared to the prior period primarily due to planned changes to our portfolio to eliminate unprofitable Imaging Division and Oncology Division businesses.

Alliance’s Adjusted EBITDA (as defined below) increased 0.4% to $35.6 million from $35.4 million in the fourth quarter of 2011. For full year 2012, Adjusted EBITDA totaled $154.4 million an increase of 3.4% compared to $149.3 million for full year 2011. Excluding the sale/leaseback transaction completed in November 2012, which decreased Adjusted EBITDA by $1.3 million, the fourth quarter Adjusted EBITDA would have increased 3.9% to $36.8 million from $35.4 million in the fourth quarter of 2011. For full year 2012, excluding the effect of the sale/leaseback transaction, Adjusted EBITDA would have increased 4.3% to $155.7 million from $149.3 million in 2011.

Alliance’s net loss, computed in accordance with generally accepted accounting principles (“GAAP”), totaled ($5.1) million in the fourth quarter of 2012 and ($16.4) million in the fourth quarter of 2011. Full year 2012 net loss totaled ($11.9) million compared to net loss of ($160.1) million for full year 2011.

On December 26, 2012, Alliance completed a 1-for-5 reverse split of its common stock and the net loss per share described below has been adjusted for all periods presented. Net loss on a diluted basis, computed in accordance with GAAP, was ($0.48) per share in the fourth quarter of 2012 compared to ($1.54) per share in the fourth quarter of 2011. In the fourth quarter of 2012, net loss per share on a diluted basis was impacted by ($0.26) in the aggregate due to restructuring charges, mergers and acquisitions transaction costs, fair value adjustments related to interest rate swaps, and differences in the GAAP income tax rate from our historical income tax rate. In the fourth quarter of 2011, net loss per share on a diluted basis was impacted by ($0.96) in the aggregate due to impairment charges, restructuring charges, fair value adjustments related to interest rate swaps, mergers and acquisitions transaction costs, refinancing transaction costs and differences in the GAAP income tax rate from our historical income tax rate. Alliance’s historical income tax rate has been 42%, compared to the GAAP income tax rate of 28.8% in the fourth quarter of 2012 and 33.1% in the fourth quarter of 2011.

Net loss on a diluted basis, computed in accordance with GAAP, was ($1.12) per share for full year 2012 compared to ($15.07) per share for full year 2011. For full year 2012, net loss per share on a diluted basis was impacted by ($0.52) in the aggregate due to restructuring charges, mergers and acquisitions transaction costs, fair value adjustments related to interest rate swaps, and differences in the GAAP income tax rate from our historical income tax rate. For full year 2011, net loss per share on a diluted basis was impacted by ($14.01) in the aggregate due to impairment charges, restructuring charges, fair value adjustments related to interest rate swaps, mergers and acquisitions transaction costs, refinancing transaction costs and differences in the GAAP income tax rate from our historical income tax rate.

Alliance HealthCare Services

Press Release

March 13, 2013

Alliance’s historical income tax rate has been 42%, compared to the GAAP income tax rate of 36.0% for full year 2012 and 19.3% for full year 2011.

Cash flows provided by operating activities were $23.0 million in the fourth quarter of 2012 compared to $22.5 million in the fourth quarter of 2011. For full year 2012, cash flows provided by operating activities were $103.1 million compared to $93.5 million for full year 2011. The difference in operating cash flows was primarily attributable to improved operating performance and timing of working capital requirements. In the fourth quarter of 2012, capital expenditures were $21.0 million compared to $17.6 million in the fourth quarter of 2011. For full year 2012, capital expenditures were $41.6 million compared to $56.2 million for full year 2011. Alliance opened two new radiation therapy centers in the fourth quarter of 2012. For the full year of 2012, Alliance opened three new stereotactic radiosurgery centers and seven fixed-site imaging centers. Alliance will continue to allocate resources through targeted investments designed to support and move forward the long-term goals of the business.

Alliance’s net debt, defined as total long-term debt (including current maturities) less cash and cash equivalents, decreased $80.6 million to $518.7 million at December 31, 2012 from $599.3 million at December 31, 2011. Cash and cash equivalents were $40.0 million at December 31, 2012 and $44.2 million at December 31, 2011. The Company’s net debt, as defined above, divided by the last twelve months Adjusted EBITDA, as defined in the Company’s credit agreement, was 3.61x for the twelve month period ended December 31, 2012.

The Company’s total long-term debt (including current maturities) decreased to $558.6 million at December 31, 2012 from $643.5 million at December 31, 2011. The Company’s total long-term debt divided by the last twelve months Adjusted EBITDA, as defined in the credit agreement, was 3.89x for the twelve month period ended December 31, 2012. Adjusted EBITDA as defined in the Company’s credit agreement includes an adjustment to exclude income attributable to non-controlling interest in subsidiaries.

Full Year 2013 Guidance

For full year 2013, the Company expects revenue to range from $460 million to $485 million and Adjusted EBITDA to range from $140 million to $160 million. The 2013 revenue guidance range is impacted by $12 million due to changes made in 2012 to our portfolio to eliminate unprofitable revenue from our Imaging and Oncology Divisions. The Adjusted EBITDA guidance range is impacted by an approximately $8 million increase in operating expenses due to lease payments related to the sale/leaseback transaction entered into in November of 2012, the proceeds of which were used to reduce borrowings under the Company’s credit agreement by $30.0 million.

For full year 2013, the Company expects radiation oncology revenue to range from $84 million to $92 million. This revenue guidance range is impacted by $7 million of strategic pruning of our Oncology revenue base. Alliance expects that approximately 19% of the Company’s full year 2013 revenue will be generated from radiation oncology. Alliance trimmed the portfolio of unprofitable radiation oncology centers and divested 8 centers in 2012.

Alliance expects 2013 capital expenditures to total approximately $45 million to $55 million. The Company expects to open 20 to 25 fixed-site imaging centers and expects to open two to six radiation therapy centers in 2013.

Alliance HealthCare Services

Press Release

March 13, 2013

Cash income taxes paid for full year 2013 are expected to range from $2 million to $3 million.

In 2013, the Company expects a decrease in long-term debt, net of the change in cash and cash equivalents, of $25 million to $35 million. This guidance range for cash flows is impacted by an $8 million increase in operating expenses due to the sale/leaseback transaction entered into in November 2012.

Buckelew concluded, “In 2013, we will continue to implement the strategic changes necessary to drive the long term growth and success of our business. As a result, we expect 2013 to be a transition year as the impact of portfolio management will continue to affect our income statement in the near-term. Over the past year, we have been successful in stabilizing our Imaging Division, which now allows us to expand our value proposition to be more of a strategic partner to our customers moving forward. We expect to continue to see progress in providing our services in the most efficient manner and expect the results of higher retention and new sales to impact our 2013 results, particularly in the second half of the year.”

Full Year 2012 Earnings and 2013 Guidance Conference Call

Investors and all others are invited to listen to a conference call discussing fourth quarter 2012 results. The conference call is scheduled for Thursday, March 14, 2013 at 8:30 a.m. Eastern Time. The call will be broadcast live on the Internet and can be accessed by visiting the Company’s website at www.alliancehealthcareservices-us.com. Click on Audio Presentations in the Investors section of the website to access the link.

The conference call can be accessed at (877) 638-4550 or (973) 582-2737. Interested parties should call at least five minutes prior to the call to register. A telephone replay will be available until April 14, 2013. The telephone replay can be accessed by calling (855) 859-2056 or (404) 537-3406. The conference call identification number is 19312574.

Definition of Adjusted EBITDA

Adjusted EBITDA, as defined by the Company’s management, represents net income (loss) before: interest expense, net of interest income; income taxes; depreciation expense; amortization expense; net income (loss) attributable to noncontrolling interests; non-cash share-based compensation; severance and related costs; restructuring charges; fees and expenses related to acquisitions; costs related to debt financing; non-cash impairment charges; and other non-cash charges included in other (income) expense, net, which includes non-cash losses on sales of equipment. The components used to reconcile net income (loss) to Adjusted EBITDA are consistent with our historical presentation of Adjusted EBITDA. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or “GAAP.”

For a more detailed discussion of Adjusted EBITDA and reconciliation to net income (loss), see the section entitled “Adjusted EBITDA” included in the tables following this release.

Alliance HealthCare Services

Press Release

March 13, 2013

About Alliance HealthCare Services

Alliance HealthCare Services is a leading national provider of advanced outpatient diagnostic imaging and radiation therapy services based upon annual revenue and number of systems deployed. Alliance focuses on MRI, PET/CT and CT through its Imaging division and radiation therapy through its Oncology division. With approximately 1,800 team members committed to providing exceptional patient care and exceeding customer expectations, Alliance provides quality clinical services for over 1,000 hospitals and other healthcare partners in 45 states. Alliance operates 490 diagnostic imaging and radiation therapy systems. The Company is the nation’s largest provider of advanced diagnostic mobile imaging services and one of the leading operators of fixed-site imaging centers, with 128 locations across the country. Alliance also operates 29 radiation therapy centers, including 17 dedicated stereotactic radiosurgery facilities, many of which are operated in conjunction with local community hospital partners, providing treatment and care for cancer patients. With 17 stereotactic radiosurgery facilities in operation, Alliance is among the leading providers of stereotactic radiosurgery nationwide.

Forward-Looking Statements

This press release contains forward-looking statements relating to future events, including statements related to the Company’s cost savings plan and long-term growth, including its efforts to stabilize and grow the Imaging Division, expand the Radiation Oncology Division, and increase organizational efficiency and cost savings through the Project Phoenix initiative; the Company’s expectations with respect to customer retention and new sales and their impact on 2013 results, the Company’s Full Year 2013 Guidance, including its forecasts of revenue, Adjusted EBITDA, cash capital expenditures, decrease in long-term debt and the opening of new fixed-site imaging and radiation therapy centers; and estimates of revenues lost and revenues gained from new client contracts in the Company’s revenue gap disclosures on the last page of the tables following this release. In this context, forward-looking statements often address the Company’s expected future business and financial results and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Forward-looking statements by their nature address matters that are uncertain and subject to risks. Such uncertainties and risks include: changes in the preliminary financial results and estimates due to the restatement or review of the Company’s financial statements; the nature, timing and amount of any restatement or other adjustments; the Company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; issues relating to the Company’s ability to maintain effective internal control over financial reporting and disclosure controls and procedures; the Company’s high degree of leverage and its ability to service its debt; factors affecting the Company’s leverage, including interest rates; the risk that the counterparties to the Company’s interest rate swap agreements fail to satisfy their obligations under these agreements; the Company’s ability to obtain financing; the effect of operating and financial restrictions in the Company’s debt instruments; the accuracy of the Company’s estimates regarding its capital requirements; the effect of intense levels of competition in the Company’s industry; changes in the methods of third party reimbursements for diagnostic imaging and radiation oncology services; fluctuations or unpredictability of the Company’s revenues, including as a result of seasonality; changes in the healthcare regulatory environment; the Company’s ability to keep pace with technological developments within its industry; the growth or lack thereof in the market for imaging, radiation oncology and other services; the disruptive effect of hurricanes and other natural disasters;

Alliance HealthCare Services

Press Release

March 13, 2013

adverse changes in general domestic and worldwide economic conditions and instability and disruption of credit markets; difficulties the Company may face in connection with recent, pending or future acquisitions, including unexpected costs or liabilities resulting from the acquisitions, diversion of management’s attention from the operation of the Company’s business, and risks associated with integration of the acquisitions; and other risks and uncertainties identified in the Risk Factors section of the Company’s Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission (the “SEC”), as may be modified or supplemented by our subsequent filings with the SEC. These uncertainties may cause actual future results or outcomes to differ materially from those expressed in the Company’s forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update its forward-looking statements except as required under the federal securities laws.

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(in thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2011	2012	2011	2012
Revenues	$120,652	$114,828	$493,651	$472,258

Costs and expenses:
Cost of revenues, excluding depreciation and amortization	69,172	62,664	279,751	253,225
Selling, general and administrative expenses	20,433	20,780	77,140	76,022
Transaction costs	112	482	3,429	994
Severance and related costs	482	716	3,991	2,226
Impairment charge	12,089	—	167,792	—
Depreciation expense	22,015	16,627	89,974	79,333
Amortization expense	4,179	3,866	16,444	15,861
Interest expense and other, net	13,618	13,032	49,789	54,101
Other (income) and expense, net	1,540	1,725	2,203	3,036

Total costs and expenses	143,640	119,892	690,513	484,798

Loss before income taxes, earnings from unconsolidated investees, and noncontrolling interest	(22,988)	(5,064)	(196,862)	(12,540)
Income tax benefit	(8,101)	(2,050)	(38,242)	(6,710)
Earnings from unconsolidated investees	(780)	(1,256)	(3,516)	(4,667)

Net loss	(14,107)	(1,758)	(155,104)	(1,163)
Less: Net income attributable to noncontrolling interest	(2,292)	(3,314)	(5,008)	(10,775)

Net loss attributable to Alliance HealthCare Services, Inc.	$(16,399)	$(5,072)	$(160,112)	$(11,938)

Comprehensive loss, net of taxes
Net loss attributable to Alliance HealthCare Services, Inc.	$(16,399)	$(5,072)	$(160,112)	$(11,938)
Unrealized loss on hedging transactions, net of taxes	23	(86)	(281)	(239)

Comprehensive loss, net of taxes:	$(16,376)	$(5,158)	$(160,393)	$(12,177)

Loss per common share attributable to Alliance HealthCare Services, Inc.:
Basic	$(1.54)	$(0.48)	$(15.07)	$(1.12)

Diluted	$(1.54)	$(0.48)	$(15.07)	$(1.12)

Weighted average number of shares of common stock and common stock equivalents:
Basic	10,620	10,589	10,626	10,624
Diluted	10,620	10,589	10,626	10,624

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	December 31,
	2011	2012
ASSETS
Current assets:
Cash and cash equivalents	$44,190	$39,977
Accounts receivable, net of allowance for doubtful accounts	70,701	62,320
Deferred income taxes	10,086	17,364
Prepaid expenses	6,462	5,078
Other receivables	4,301	3,898

Total current assets	135,740	128,637

Equipment, at cost	954,337	827,162
Less accumulated depreciation	(663,038)	(618,601)

Equipment, net	291,299	208,561

Goodwill	56,493	56,493
Other intangible assets, net	143,024	126,931
Deferred financing costs, net	17,268	16,497
Other assets	19,270	23,022

Total assets	$663,094	$560,141

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,417	$15,993
Accrued compensation and related expenses	18,204	22,481
Accrued interest payable	6,582	5,081
Other accrued liabilities	33,438	26,835
Current portion of long-term debt	24,923	13,145

Total current liabilities	105,564	83,535

Long-term debt, net of current portion	430,451	357,056
Senior notes	188,109	188,434
Other liabilities	879	4,314
Deferred income taxes	43,002	43,095

Total liabilities	768,005	676,434

Stockholders’ equity:
Common stock	527	524
Treasury stock	(2,729)	(2,877)
Additional paid-in capital	20,269	21,507
Accumulated comprehensive loss	(950)	(716)
Accumulated deficit	(171,288)	(183,226)

Total stockholders’ equity attributable to Alliance HealthCare Services, Inc.	(154,171)	(164,788)
Noncontrolling interest	49,260	48,495

Total stockholders’ equity	(104,911)	(116,293)

Total liabilities and stockholders’ equity	$663,094	$560,141

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Year Ended December 31,
	2011	2012
Operating activities:
Net loss	$(155,104)	$(1,163)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts	6,046	2,871
Share-based payment	4,695	730
Depreciation and amortization	106,418	95,194
Impairment of assets	167,792	—
Amortization of deferred financing costs	3,947	4,006
Accretion of discount on long-term debt	1,611	1,690
Adjustment of derivatives to fair value	(113)	46
Distributions (less) more than undistributed earnings from investees	(450)	41
Deferred income taxes	(38,189)	(7,030)
Loss on sale of assets	2,167	825
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(8,489)	5,510
Prepaid expenses	3,698	1,384
Other receivables	(703)	403
Other assets	988	896
Accounts payable	2,800	(3,729)
Accrued compensation and related expenses	645	4,277
Accrued interest payable	696	(1,501)
Income taxes payable	(294)	(252)
Other accrued liabilities	(4,634)	(1,055)

Net cash provided by operating activities	93,527	103,143

Investing activities:
Equipment purchases	(49,609)	(37,564)
Decrease (increase) in deposits on equipment	5,878	(2,968)
Acquisitions, net of cash received	(47,725)	—
Decrease in cash in escrow	1,063	2,496
Proceeds from sale of assets	573	37,450

Net cash used in investing activities	(89,820)	(586)

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(Unaudited)

(in thousands)

	Year Ended December 31,
	2011	2012
Financing activities:
Principal payments on equipment debt	(12,207)	(13,566)
Proceeds from equipment debt	1,885	6,526
Principal payments on term loan facility	(31,450)	(83,515)
Principal payments on revolving loan facility	(25,000)	—
Proceeds from revolving loan facility	25,000	—
Payments of debt issuance costs	(6,332)	(3,235)
Payments of contingent consideration	(1,626)	(1,797)
Noncontrolling interest in subsidiaries	(6,826)	(11,035)
Proceeds from shared-based payment arrangements	56	—
Purchase of treasury stock	(179)	(148)

Net cash used in financing activities	(56,679)	(106,770)

Net decrease in cash and cash equivalents	(52,972)	(4,213)
Cash and cash equivalents, beginning of period	97,162	44,190

Cash and cash equivalents, end of period	$44,190	$39,977

Supplemental disclosure of cash flow information:
Interest paid	$44,396	$50,355
Income taxes (received) paid, net of refunds	(2,708)	760

Supplemental disclosure of non-cash investing and financing activities:
Net book value of assets exchanged	$315	$5,434
Capital lease obligations related to the purchase of equipment	6,587	4,017
Capital lease obligations transferred	(2,631)	—
Comprehensive (loss) gain from hedging transactions, net of taxes	(281)	234
Equipment debt assumed in connection with acquisitions	25,973	—
Equipment purchases in accounts payable	2,977	282
Contingent consideration for acquisitions	—	(308)
Noncontrolling interest assumed (disposed) in connection with acquisitions	39,610	(1,254)

ALLIANCE HEALTHCARE SERVICES, INC.

ADJUSTED EBITDA

(in thousands)

Adjusted EBITDA, as defined by the Company’s management, represents net income (loss) before: interest expense, net of interest income; income taxes; depreciation expense; amortization expense; net income (loss) attributable to noncontrolling interests; non-cash share-based compensation; severance and related costs; restructuring charges; fees and expenses related to acquisitions, costs related to debt financing, non-cash impairment charges, and other non-cash charges included in other (income) expense, net, which includes non-cash losses on sales of equipment. The components used to reconcile net income (loss) to Adjusted EBITDA are consistent with our historical presentation of Adjusted EBITDA. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or “GAAP.”

Management uses Adjusted EBITDA, and believes it is a useful measure for investors, for a variety of reasons. Management regularly communicates its Adjusted EBITDA results and management’s interpretation of such results to its board of directors. Management also compares the Company’s Adjusted EBITDA performance against internal targets as a key factor in determining cash incentive compensation for executives and other employees, largely because management feels that this measure is indicative of how our diagnostic imaging and radiation oncology businesses are performing and are being managed. The diagnostic imaging and radiation oncology industry continues to experience significant consolidation. These activities have led to significant charges to earnings, such as those resulting from acquisition costs, and to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. In addition, management believes that because of the variety of equity awards used by companies, the varying methodologies for determining non-cash share-based compensation expense among companies and from period to period, and the subjective assumptions involved in that determination, excluding non-cash share-based compensation from Adjusted EBITDA enhances company-to-company comparisons over multiple fiscal periods and enhances the Company’s ability to analyze the performance of its diagnostic imaging and radiation oncology businesses.

Adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies. In addition, Adjusted EBITDA has other limitations as an analytical financial measure. These limitations include the fact that Adjusted EBITDA is calculated before recurring cash charges including interest expense, income taxes and severance costs, and is not adjusted for capital expenditures, the replacement cost of assets or other recurring cash requirements of the Company’s business. Adjusted EBITDA also does not reflect any cost for equity awards to employees and does not exclude income attributable to noncontrolling interests. In the future, the Company expects that it may incur expenses similar to the excluded items discussed above. Accordingly, the exclusion of these and other similar items in the Company’s non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent or unusual. Management compensates for the limitations of using Adjusted EBITDA as an analytical measure by relying on the Company’s GAAP results to evaluate its operating performance and by considering independently the economic effects of the items that are or are not reflected in Adjusted EBITDA. Management also compensates for these limitations by providing GAAP-based disclosures concerning the excluded items in the Company’s financial disclosures. As a result of these limitations, however, Adjusted EBITDA should not be considered as an alternative to net income (loss), as calculated in accordance with GAAP, or as an alternative to any other GAAP measure of operating performance. Adjusted EBITDA, as defined by the Company’s management, is calculated differently from Consolidated Adjusted EBITDA, as defined in the Company’s credit agreement and reported in the Company’s SEC filings.

The calculation of Adjusted EBITDA is shown below:

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2011	2012	2011	2012
Net loss attributable to Alliance HealthCare Services, Inc.	$(16,399)	$(5,072)	$(160,112)	$(11,938)
Income tax (benefit) expense	(8,101)	(2,050)	(38,242)	(6,710)
Interest expense and other, net	13,618	13,032	49,789	54,101
Amortization expense	4,179	3,866	16,444	15,861
Depreciation expense	22,015	16,627	89,974	79,333
Share-based payment (included in selling, general and administrative expenses)	962	531	4,619	724
Noncontrolling interest in subsidiaries	2,292	3,314	5,008	10,775
Severance and related costs	—	—	750	—
Restructuring charges	3,540	2,700	7,137	6,715
Transaction costs	(209)	173	3,328	494
Impairment charges	12,089	—	167,792	—
Other non-recurring charges (included in selling, general and administrative expenses)	—	248	—	248
Other non-cash charges (included in other (income) and expenses, net)	1,435	2,192	2,796	4,793

Adjusted EBITDA	$35,421	$35,561	$149,283	$154,396

The leverage ratio calculations for the 12 months ended December 31, 2012 are shown below:

			Less:
	Consolidated		Noncontrolling interest in subsidiaries	Credit Agreement
Total debt	$558,635		$—	$558,635
Less: Cash and cash equivalents	(39,977)		—	(39,977)

Net debt	518,658		—	518,658

Last 12 months Adjusted EBITDA	154,396		(10,775)	143,621

Total leverage ratio	3.62	x		3.89	x
Net leverage ratio	3.36	x		3.61	x

The reconciliation from net loss to Adjusted EBITDA for the 2013 guidance range is shown below (in millions):

	2013 Full Year Guidance Range
Net loss	($3)	$5
Income tax benefit	(3)	4
Depreciation expense; amortization expense; interest expense and other, net; noncontrolling interest in subsidiaries; share-based payment and other expenses	146	151

Adjusted EBITDA	$140	$160

ALLIANCE HEALTHCARE SERVICES, INC.

SELECTED STATISTICAL INFORMATION

	Fourth Quarter Ended
	December 31,
	2011	2012
MRI
Average number of total systems	282.5	261.9
Average number of scan-based systems	236.2	220.1
Scans per system per day (scan-based systems)	8.16	8.32
Total number of scan-based MRI scans	123,497	119,934
Price per scan	$359.40	$359.51

Scan-based MRI revenue (in millions)	$44.4	$43.1
Non-scan based MRI revenue (in millions)	5.2	4.6

Total MRI revenue (in millions)	$49.6	$47.7

PET and PET/CT
Average number of systems	120.2	113.2
Scans per system per day	5.42	5.59
Total number of PET and PET/CT scans	40,218	36,802
Price per scan	$998	$970

Total PET and PET/CT revenue (in millions)	$40.6	$36.6

Radiation oncology
Linear accelerator treatments	22,820	17,318
Cyberknife patients	604	667

Total radiation oncology revenue (in millions)	$20.4	$20.8

Revenue breakdown (in millions)
Total MRI revenue	$49.6	$47.7
PET and PET/CT revenue	40.6	36.6
Radiation oncology revenue	20.4	20.8
Other modalities and other revenue	10.1	9.7

Total revenues	$120.7	$114.8

	2011	2012
Total fixed-site revenue (in millions)
Fourth quarter ended December 31	$30.4	$30.0

ALLIANCE HEALTHCARE SERVICES, INC.

SELECTED STATISTICAL INFORMATION

IMAGING DIVISION REVENUE GAP

(in millions)

The Company utilizes the imaging division revenue gap as a statistical measure of its client losses and new client contracts. The imaging division revenue gap is calculated by measuring the difference between (a) the imaging division annualized revenue run rate lost as a result of clients choosing to terminate or not renew contracts with the Company, excluding clients for which Alliance provides professional radiology services, interim services and clients that the Company elects to terminate, and (b) projected new imaging division annualized revenue from new client contracts, excluding professional radiology services and interim services, commencing service in the quarter.

The annualized revenue run rate lost from customers choosing to terminate service may not be representative of the revenues such customers would have generated had they remained our customers.

The projected annualized revenue from new client contracts is calculated using contractual pricing where agreed upon, and assumptions with respect to pricing and reimbursement levels for all other new customer relationships. The projected annualized revenue from new client contracts is also calculated using assumptions with respect to customer ramp-up and scan volumes. Our assumptions are based on our experience in the industry and our expectations with respect to pricing and volume trends, and may not reflect actual revenue from new clients for a number of reasons, including greater than expected macroeconomic challenges impacting the imaging business, the variance in ramp-up time of customers adding new service lines, unexpected changes in business conditions and greater than expected competition for imaging services. See “Forward-Looking Statements” for a discussion of the other risks and uncertainties that may cause actual future results or outcomes to differ materially from those expressed above.

The imaging division revenue gap for the last four calendar quarters and the last twelve-month period ended December 31, 2012 is as follows:

	(a)	(b)
	Revenue	New	Imaging Division
	Lost	Revenue	Revenue Gap
2012
First Quarter	($6.4)	$8.2	$1.8
Second Quarter	(8.0)	4.6	(3.4)
Third Quarter	(4.9)	4.7	(0.2)
Fourth Quarter	(4.3)	4.5	0.2

Last Twelve Months Ended
December 31, 2012	($23.6)	$22.0	($1.6)